QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

FOUNDATION HEALTH SYSTEMS, INC.
401(k) ASSOCIATE SAVINGS PLAN

    Financial Statements as of December 31, 2000 and 1999, and for the Years Ended December 31, 2000 and 1999, Supplemental Schedule at End of Year as of December 31, 2000 and Independent Auditors' Report.

FOUNDATION HEALTH SYSTEMS, INC.
401(k) ASSOCIATE SAVINGS PLAN

TABLE OF CONTENTS

PAGE(S)
INDEPENDENT AUDITORS' REPORT	6
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Plan Benefits as of December 31, 2000 and 1999	7
Statements of Changes in Net Assets Available for Plan Benefits for the Years Ended December 31, 2000 and 1999	8
Notes to Financial Statements	9-12
SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Part IV, Schedule of Assets Held for Investment Purposes at End of Year as of December 31, 2000	13

INDEPENDENT AUDITORS' REPORT

To the Trustees and Participants of the
Foundation Health Systems, Inc.
401(k) Associate Savings Plan:

    We have audited the accompanying statements of net assets available for plan benefits of Foundation Health Systems, Inc. 401(k) Associate Savings Plan (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the foregoing table of contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in the audit of the basic 2000 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP
Los Angeles, California
June 21, 2001

FOUNDATION HEALTH SYSTEMS, INC.
401(k) ASSOCIATE SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 2000 AND 1999

	2000	1999
ASSETS:
Investments, at fair value:
Non-interest bearing cash	$103,677	$551,055
Common stock—Health Net, Inc. (formerly Foundation Health Systems, Inc.)	11,177,674	4,422,254
Collective investment trust fund	23,354,583	22,542,230
Mutual funds	167,539,660	167,164,647
Loans to participants	6,641,592	6,544,570

Total investments	208,817,186	201,224,756

Receivables:
Employer contibutions	17,858	258,631
Employee contibutions	56,972	815,127

Total receivables	74,830	1,073,758

NET ASSETS AVAILABLE FOR PLAN BENEFITS	$208,892,016	$202,298,514

See accompanying notes to financial statements.

FOUNDATION HEALTH SYSTEMS, INC.
401(k) ASSOCIATE SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
YEARS ENDED DECEMBER 31, 2000 AND 1999

	2000	1999
ADDITIONS:
Additions to net assets attributed to:
Investment income:
Interest and dividends	$15,859,061	$9,282,953
Net (depreciation) appreciation in fair value of investments	(16,939,719)	14,998,096

Net investment (loss) income	(1,080,658)	24,281,049
Loan repayments and other	4,977	52,382
Transfers to other plan (Note 1)	—	(154,209)

	(1,075,681)	24,179,222

Contributions:
Employee	25,076,568	24,153,712
Employer	12,713,176	10,057,698

	37,789,744	34,211,410

Total additions	36,714,063	58,390,632

DEDUCTIONS—
Deductions from net assets attributed to—
Benefits paid to participants	(30,120,561)	(46,521,683)

NET INCREASE DURING YEAR	6,593,502	11,868,949
NET ASSETS AVAILABLE FOR PLAN BENEFITS:
Beginning of year	202,298,514	190,429,565

End of year	$208,892,016	$202,298,514

See accompanying notes to financial statements.

FOUNDATION HEALTH SYSTEMS, INC.
401(k) ASSOCIATE SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2000 AND 1999,
AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

1. DESCRIPTION OF PLAN

    The Foundation Health Systems, Inc. 401(k) Associate Savings Plan (the "Plan") enables participants to save for retirement through voluntary contributions and invest in an array of funds. The following description of the Plan is provided for general information purposes only. Participants should refer to the Plan Document for more complete information.

    General—The Plan is a defined contribution plan covering substantially all employees of Health Net, Inc. (the "Company"). Associates who are scheduled to work at least 1,000 hours per year are eligible to participate in the Plan as soon as administratively practicable following their date of hire, rehire, or transfer to an eligible status. The Compensation and Stock Option Committee of the Board of Directors of Health Net, Inc. controls and manages the operations and administration of the Plan. Merrill Lynch Trust Company serves as trustee of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

    The Plan was implemented on January 1, 1995 as the Health Systems International, Inc. (the former name of the Company) 401(k) Associate Savings Plan (the "HSI Plan"). The Plan was amended and restated effective September 1, 1997, at which time the name was changed to the Foundation Health Systems, Inc. 401(k) Associate Savings Plan (the "FHC Plan"). During 1998, the net assets of the Foundation Health Corporation Profit Sharing and 401(k) Plan were merged into the Plan. In 1999, the Company sold some of its subsidiaries and, in accordance with those sales agreements, Plan funds were also transferred out. On November 6, 2000, the Company changed its name from Foundation Health Systems, Inc. to Health Net, Inc. and changed its ticker symbol on the New York Stock Exchange from "FHS" to "HNT." The Plan changed its name from Foundation Health Systems, Inc. 401(k) Associate Savings Plan to Health Net, Inc. 401(k) Savings Plan effective on January 1, 2001. Health Net, Inc. (the "Company") is the sponsor and administrator of the Plan.

    Contributions—Each eligible participant may elect a pre-tax contribution rate from 1 percent to 17 percent of their compensation, subject to the annual cap on elective deferrals set by the Internal Revenue Code (the "IRC"). The Company makes a 50 percent matching contribution on such contributions up to 6 percent of eligible compensation. The Company may also make discretionary and profit sharing contributions. During the 2000 and 1999 plan years, the Company did not make any such discretionary or profit sharing contributions.

    Eligibility and Vesting—All employees of the Company and certain subsidiaries who are not covered by a collective bargaining agreement and who have met specified service requirements are eligible to participate in the Plan. All participants are immediately 100 percent vested in their own pre-tax contributions plus any investment earnings thereon. Participants vest in employer contributions and any corresponding investment earnings over four years at the rate of 25 percent per year beginning with the completion of the first year of service. An employee is credited with years of service under the elapsed time method, set forth in Treasury Regulation S1.410(a)-7, which takes into account the period of time which elapses while an employee is employed by the Company and certain of its affiliates.

    In addition, all participants who have attained the age of 55, or who die or become disabled, become 100 percent vested in employer contributions and investment earnings thereon made on their behalf.

    Investment Options—Participants can direct their contributions into one or more mutual funds that have been selected as investment options for plan participants as well as the common stock of the Company. The common stock of the Company is available to all participants except those whose compensation is determined by the Compensation and Stock Option Committee of the Board of Directors of the Company.

    Benefits—Benefits are distributable from Plan assets upon death, disability, attainment of age 59 1/2, termination of employment, termination of the Plan, or in certain cases of hardship. Benefits distributable are based upon the participant's vested share of Plan assets. Upon termination of employment, other than as described under "eligibility and vesting" above, the unvested portion of employer contributions and investment earnings thereon is forfeited by the participant and can be used to reduce future employer contributions.

    At December 31, 2000 and 1999, forfeited nonvested accounts totaled $882,481 and $925,957, respectively. These amounts are used to reduce future employer contributions in the year following the forfeiture accruals. In 2000, employer contributions were reduced by $925,957 from forfeited nonvested accounts.

    Participant Loans—A participant may borrow up to the lesser of one-half of the value of the vested portion of his or her account in the form of a loan with a minimum principal of $1,000 and $50,000. Loans bear interest at various rates and generally must be repaid within five years.

    Allocation of Earnings—Earnings of each investment fund are allocated on a daily basis to that fund's participants in proportion to each participant's share of fund assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

    Investments—Investments are stated at their fair market value measured by quoted market prices. Net appreciation or depreciation in the fair value of investments includes net unrealized market appreciation and depreciation of investments and net realized gains and losses on the sale of investments during the period, and is net of investment expenses. Investment income includes dividends and interest paid on the Plan's investments.

    Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

    Distributions of Benefits to Participants—Benefits are recorded when paid. Net assets available for plan benefits at December 31, 2000 and 1999 include $67,997,678 and $68,489,157, respectively, for participants who have withdrawn from the Plan but have not yet been paid their vested benefits.

    Administrative Expenses—Certain administrative expenses of the Plan are paid by the Plan's Sponsor as provided in the Plan Document.

    Accounting Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Plan Benefits.

    Recently Issued Accounting Pronouncements—In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in fiscal years beginning after June 15, 2000. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Investments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133," which delayed the adoption of SFAS No. 133 until January 1, 2001. The Company has completed its assessment of the impact of SFAS No. 133 and has concluded that the adoption of SFAS No. 133 did not have a material impact on the Statements of Net Assets Available for Plan Benefits and the Statements of Changes in Net Assets Available for Plan Benefits.

3. INCOME TAXES

    The Plan has obtained a favorable determination letter dated May 24, 2000 in which the Internal Revenue Service ("IRS") stated that the Plan, as designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. The Plan Administrator believes that the Plan is currently being operated in compliance with the applicable requirements. Therefore, the Plan Administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement dates. Accordingly no provision for income taxes has been included in the Plan's financial statements.

    Notwithstanding the foregoing, the Plan has outstanding filings under one of the IRS resolution programs for qualified plans. However, the Plan Administrator is confident that the Plan issues addressed in these filings will be favorably resolved and will have no impact on the Plan's qualified status.

4. RELATED PARTY TRANSACTIONS

    Certain plan investments are shares of mutual funds issued by Merrill Lynch Asset Management L.P. ("Merrill Lynch"). Merrill Lynch Trust Company is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. In addition, transactions in the Company's common stock, which is offered to participants as a plan investment option, qualify as party-in-interest transactions. However, such transactions are exempt from the prohibited transaction rules of ERISA and the IRC.

5. INVESTMENTS

    The Plan's investments that represent five percent or more of the Plan's net assets available for plan benefits as of December 31, 2000 and 1999 are as follows:

	2000	1999
Massachusetts Investors Trust Fund	$37,320,226	$42,194,749
Davis New York Venture Fund	30,920,742	28,769,604
Merrill Lynch Capital Fund, Inc.	19,872,152	20,517,950
Merrill Lynch Retirement Preservation Trust Fund	23,354,583	22,542,230
Barclays S&P 500 Stock Fund	22,844,960	24,090,602
Franklin Small CAP Growth Fund	15,291,965	10,030,622
AIM Constellation Fund	14,441,642	11,083,708
Templeton Foreign Fund	20,359,174	23,509,783
Common Stock—Health Net, Inc. (formerly Foundation Health Systems, Inc.)	11,177,674	4,422,254

    During 2000, the Plan's investments (including gain and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value by $(16,939,719) as follows:

Common Stock	$2,139,516
Collective investment trust fund	(1,066,586)
Mutual funds	(18,012,649)

Net depreciation	$(16,939,719)

6. PLAN TERMINATION

    Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of any termination of the Plan, participants will become 100 percent vested in their account.

7. SUBSEQUENT EVENT

    On January 1, 2001, the name of the Plan was changed from Foundation Health Systems, Inc. 401(k) Associate Savings Plan to the Health Net, Inc. 401(k) Savings Plan. On that same date, the Plan's vesting schedule was reduced from four to three years, and a discretionary Company match was added. Effective May 1, 2001, the Plan changed its trustee and record keeper from Merrill Lynch Trust Company to Putnam Fiduciary Trust Company.

******

SUPPLEMENTAL SCHEDULE

FOUNDATION HEALTH SYSTEMS, INC.
401(k) ASSOCIATE SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AT END OF YEAR AS OF DECEMBER 31, 2000

	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment (Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value)	Current Value
*	MFS Fund Distributors, Inc.	Massachusetts Investors Trust Fund	$37,320,226
*	Davis Distributors, LLC	Davis New York Venture Fund	30,920,742
*	Merrill Lynch	Merrill Lynch Capital Fund, Inc.	19,872,152
*	Merrill Lynch	Merrill Lynch Retirement Preservation Trust Fund	23,354,583
*	Barclays Global Investors Funds, Inc.	Barclays S&P 500 Stock Fund	22,844,960
*	Ivy Mackenzie Distributors, Inc.	Ivy Bond Fund	5,313,734
*	Templeton Franklin Investment Services, Inc.	Franklin Small CAP Growth Fund	15,291,965
*	AIM Distributors, Inc.	AIM Constellation Fund	14,441,642
*	Templeton Franklin Investment Services, Inc.	Templeton Foreign Fund	20,359,174
*	Templeton Franklin Investment Services, Inc.	Templeton Developing Markets Trust	1,175,065
*	Health Net, Inc.	Company Stock	11,177,674
*	Merrill Lynch	Cash Fund	103,677
*	Participant Loans	Loans to participants are secured by participant's account, have terms of up to five years, and bear interest at varying rates ranging from 8.5% to 9.5%	6,641,592

	TOTAL INVESTMENTS		$208,817,186

*
Investment held by a permitted party-in-interest.

QuickLinks

EXHIBIT 99.1
TABLE OF CONTENTS
INDEPENDENT AUDITORS' REPORT
STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS DECEMBER 31, 2000 AND 1999
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS YEARS ENDED DECEMBER 31, 2000 AND 1999
NOTES TO FINANCIAL STATEMENTS
SUPPLEMENTAL SCHEDULE
FOUNDATION HEALTH SYSTEMS, INC. 401(k) ASSOCIATE SAVINGS PLAN
FORM 5500, SCHEDULE H, PART IV SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR AS OF DECEMBER 31, 2000